Exhibit 99.1

Contact:

Affiliated Managers Group, Inc.

Brett S. Perryman

Laura O’Brien
(617) 747-3300
pr@amg.com

Harding Loevner LLC
Tucker Hewes
Hewes Communications, Inc.
(212) 207-9451
tucker@hewescomm.com

AMG and Harding Loevner Announce Restructured Transaction

BOSTON, January 5, 2009 – Affiliated Managers Group, Inc. (NYSE: AMG) and Harding Loevner LLC (“Harding Loevner”) today announced that in light of market conditions the parties have agreed to restructure and postpone their transaction.  The amended agreement provides the option for the transaction to be completed during the second half of 2009 on terms consistent with the original agreement, including preserving the management partners’ substantial equity ownership in the firm and operating autonomy, and applied to the business levels at the time of completion.

“As a leading global equities manager with an outstanding array of outperforming products relative to peers and benchmarks, Harding Loevner has strong prospects for long-term growth, and we remain enthusiastic about a partnership with the firm,” stated Sean M. Healey, President and Chief Executive Officer of AMG.  “We will work closely with the management team during this interim period and provide Harding Loevner with access to a number of our strategic support initiatives.”

“We look forward to the opportunity to complete our transaction with AMG toward the latter part of 2009,” said David Loevner, Chief Executive Officer of Harding Loevner.  “AMG’s investment approach will allow us to maintain our independence and manage the business in the best interests of our clients, and for these reasons we continue to regard AMG as an excellent partner.”

About Affiliated Managers Group

Affiliated Managers Group is a diversified asset management company with approximately $219 billion in assets at September 30, 2008 (pro forma for pending investments). AMG’s strategy is to generate growth through the internal growth of its existing Affiliates, as well as through investments in new Affiliates. Through AMG’s innovative partnership approach, individual members of each Affiliate’s management team retain or receive significant direct equity ownership in their firm while maintaining operating autonomy. AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to complete pending acquisitions, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.  Reference is hereby made to the “Cautionary Statements” set forth in the Company’s Form 10-K for the year ended December 31, 2007.

AMG routinely posts information that may be important to investors in the Investor Relations section of its Web site. The Company encourages investors to consult that section of its Web site regularly for important information about AMG.  For additional information, please visit the Company’s Web site at www.amg.com.

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